Exhibit 4.2
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment”), dated as of August 14, 2006, between MICRO LINEAR CORPORATION (the “Company”), and AMERICAN STOCK TRANSFER COMPANY, in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:
     A. The Company and the Rights Agent have heretofore entered into that certain Preferred Shares Rights Agreement (the “Rights Agreement”) dated as of August 13, 1998, pursuant to which the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement. All capitalized terms used herein without further definition herein shall have the meanings ascribed thereto in the Rights Agreement.
     B. On August 14, 2006, the Board of Directors of the Company determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sirenza Microdevices, Inc. (“Parent”) and Metric Acquisition Corp. (“Merger Sub”).
     C. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with Delaware General Corporation Law.
     D. There is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.
     E. Pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger Agreement, the Merger (as defined in the Merger Agreement), the Voting Agreements (as defined in the Merger Agreement) executed in connection with the Merger and the other transactions contemplated by the Merger Agreement, (ii) ensure that (a) none of Parent, Merger Sub or any other affiliate of Parent is an Acquiring Person pursuant to the Rights Agreement by reason of the Merger, the execution of the Merger Agreement or the Voting Agreements or any other transaction contemplated by the Merger Agreement and (b) neither a Distribution Date nor a Shares Acquisition Date will occur, in the case of clauses (a) and (b), by reason of the execution of the Merger Agreement, the execution of the Voting Agreements or the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (c) provide that the Expiration Date shall occur immediately prior to the effective time of the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of Sirenza Microdevices, Inc. (“Parent”) or Metric Acquisition Corp. (“Merger Sub”), or any of their respective Affiliates or Associates shall be deemed to be an

“Acquiring Person” by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of August 14, 2006 by and among Parent, Merger Sub and the Company, as amended from time to time (the “Merger Agreement”), (ii) the execution and delivery of any Voting Agreement (as defined in the Merger Agreement); (iii) the consummation of the Merger (as defined in the Merger Agreement), (iv) the consummation of any of the other transactions contemplated in the Merger Agreement, or (v) the public announcement of any of the foregoing (each such event, an “Exempt Event”).”
2. Amendment of Section 1(l). The definition of “Distribution Date” set forth in Section 1(l) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, the Distribution Date shall not be deemed to have occurred as a result of an Exempt Event.”
3. Amendment of Section 1(q). The definition of “Expiration Date” set forth in Section 1(q) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(q) “Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) consummation of any transaction contemplated by Section 13(f) hereof, (iv) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (v) immediately prior to the Effective Time (as defined in the Merger Agreement).”
4. Amendment of Section 1(jj). Section 1(jj) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, the Shares Acquisition Date shall not be deemed to have occurred as the result of an Exempt Event.”
5. Amendment of Section 11(a). Section 11(a) of the Rights Agreement is amended to add the following clause (iv):
“(iv) Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event.”
6. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall be deemed to be a Section 13 Event or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”
7. The Rights Agreement is hereby amended by adding Section 35 which shall read in its entirety as follows:

“35. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate and the Rights shall expire and be of no further force and effect immediately prior to the Effective Time (as defined in the Merger Agreement). No “Triggering Event” shall be deemed to occur under this Agreement as a result of the execution of the Merger Agreement, the execution of any Voting Agreements contemplated by and defined in the Merger Agreement or as a result of the consummation of the Merger defined in the Merger Agreement or any of the transactions contemplated by the Merger Agreement.”
8. The Rights Agreement is hereby amended by adding Section 36 which shall read in its entirety as follows:
“36. Exception. Notwithstanding anything in this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, and neither Parent nor Merger Sub shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to this Agreement, in any such case solely by virtue of (a) the approval, execution or delivery of the Merger Agreement (or any amendment thereto approved in advance by the Board of Directors of the Company), (b) the execution and delivery of any Voting Agreement (as defined in the Merger Agreement), or (c) the consummation of the transactions contemplated by the Merger Agreement.”
9. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.
10. Effectiveness. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively. This Amendment shall be deemed effective as of August 14, 2006, as if executed by both parties hereto on such date.
11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.
12. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

MICRO LINEAR CORPORATION
By:	/s/ MICHAEL W. SCHRADLE
Michael W. Schradle

Title: Chief Financial Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ ISAAC J. KAGAN

Isaac J. Kagan

Title:	Chief Financial Officer